As filed with the Securities and Exchange Commission on August 10, 1999
                                File No. 0-29582


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 10-SB/A


GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
        Under Section 12(b) or (g) of The Securities Exchange Act of 1934


                         UNITED COMMUNITY HOLDINGS, INC.
         (Name of small business issuer in its charter)

         Nevada                                             75-2798679
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                          Identification Number)

 3935 Interstate 55 South,                                 Telephone Number
 Jackson, Mississippi, 39212                              (601) 371-0009
(Address of principal executive offices)



                                James F. Robinson
                            3935 Interstate 55 South
                                Jackson MS 39212
                                 (601) 371-0009
             (Name, address and phone number for agent for service)

                                   Copies to:
                             Richard Braucher, Esq.
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248
                                 (972) 248-1922


 Securities to be registered under Section 12(b) of the Act:   none

 Securities to be registered under Section 12(g) of the Act:

                    Common Stock, $.00001 par value per share



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PART 1

Item 1      DESCRIPTION OF THE BUSINESS


General

United Community Holdings, Inc. is filing this Form 10-SB on a voluntary basis in order to make the company's financial information equally available to all parties, including potential investors, and to meet certain listing requirements for publicly traded securities.


History of Corporations forming the Registrant

         This registrant was incorporated on May 31, 1989 with the name Professionalistics, Inc. under the laws of the State of Delaware. It changed its name to Pacific Great China Co., Ltd. (herein "PGCC") on May 8, 1996 in anticipation of a planned business acquisition or merger transaction. Subsequently, during 1996, the anticipated business acquisition or merger transaction was abandoned and canceled. PGCC's principal shareholder was Halter Capital Corporation, a Delaware corporation specializing in providing consulting services, especially to small businesses.

         On December 17, 1998 PGCC changed its state of incorporation from Delaware to Nevada by means of a merger with and into United Community Holdings, Inc., a Nevada corporation (herein "UCHI") formed solely for the purpose of effecting the reincorporation. The Certificate of Incorporation and Bylaws of UCHI are the Certificate of Incorporation and Bylaws of the surviving corporation. Such Certificate of Incorporation changed the company's name to United Community Holdings, Inc. and modified the company's capital structure to allow for the issuance of 50,000,000 total equity shares, consisting of 50,000,000 shares of common stock with a par value of $0.00001 per share (herein the "Common Stock).

         Prior to its merger with PGCC, UCHI did not engage in any business activities and the business purpose of UCHI was primarily to seek out and obtain an acquisition or merger transaction whereby its stockholders would benefit by owning an interest in a viable business enterprise. Since UCHI had no operations or significant assets, its principal potential for profits came solely from the business or operations it would receive in an acquisition or merger transaction. A merger or acquisition transaction with UCHI would allow a privately held company to become a publicly owned corporation with a broad shareholder base without experiencing the substantial time delays and financial expenditures imposed by some of the filing requirements of federal and state securities laws.

             Rosemont Gardens Funeral Chapel-Cemetery, Inc. (herein "Rosemont") was incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont has an authorized capital stock of 10,000 shares of common stock, of which only 1000 shares are issued and outstanding. All of its outstanding shares were originally owned by James F. Robinson. Rosemont founded in 1994 a funeral home and cemetery in Jackson, Mississippi that it operates. This business is known as Rosemont Gardens Memorial Park. See "Description of UCHI's Business and Plans for Development", below.



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 Control of  UCHI Purchased by Robinson

         In January 1999, pursuant to a Stock Purchase Agreement signed on November 19, 1998, James F. Robinson (herein "Robinson") obtained a controlling interest in UCHI by acquiring from Halter Capital Corporation 7,200,000 shares, or approximately 90% of the issued and outstanding common stock, of UCHI. Robinson paid $50,000 cash as consideration for that stock and for other services to be rendered by Halter Capital Corporation ("HCC"). As of December 17, 1998 Pacific Great China Co., Ltd., a Delaware corporation, had more than 700 shareholders but no assets and no liabilities. On that same date PGCC executed a Merger Agreement with UCHI whereby PGCC was merged with and into UCHI, with one share of UCHI's common stock being exchanged for each share of common stock of PGCC then outstanding. As a result, United Community Holdings, Inc., a Nevada corporation, is the surviving corporation resulting from that merger and the registrant filing this registration statement.


Acquisition of Rosemont Gardens Funeral Chapel-Cemetery, Inc.

         As of January 1, 1999, Robinson and UCHI entered into a Stock Purchase Agreement (under that date) whereby Robinson sold all of the stock in Rosemont which he then owned (representing 100% of the issued and outstanding shares of Rosemont) to UCHI in exchange for 1000 shares of UCHI's common stock. As a result of this transaction Rosemont has become a wholly owned subsidiary of UCHI and at present it is its only operating subsidiary.

         As discussed above, the reason UCHI entered into this transaction with Robinson was so that it could complete an acquisition or merger transaction whereby its shareholders would benefit by owning an interest in a viable business enterprise. Specifically, UCHI desired to enter into a transaction with a company such as Rosemont that on a consolidated basis either presently qualified, or in the near future would qualify, for listing on the Nasdaq SmallCap Market. Upon analysis of Robinson's business plan for Rosemont (See "Description of UCHI's Business and Plans for Development", below), it was determined that UCHI had specific plans to meet the assets and net worth criteria to be listed on the Nasdaq SmallCap Market. For these reasons, UCHI believed it could best enhance its shareholders' interests in the registrant by consummating this transaction with Robinson.

         UCHI's principal office, as well as the principal office of Rosemont, is located at 3935 Interstate 55 South, Jackson, Mississippi 39212. The telephone number for both is (601) 371-0009.


Description of UCHI's Business and Plans for Development

         UCHI's strategic plan is to acquire and/or construct, own and operate funeral homes, cemeteries and pre-arrangement centers at various strategically selected sites in the Southeastern portion of the United States. Each geographic area selected for development of these community-based funeral homes/cemetery operations and pre-need centers will be developed in a "cluster" of facilities. The exact composition of each cluster will vary depending on the anticipated demands for the company's services in each geographic area selected and the results of a study to be conducted by UCHI of various demographic factors, as well as the present and potential markets for funeral homes, cemeteries and pre-arrangement service centers. The clustering of existing operating facilities which have been acquired along with the construction of economical satellite facilities  and  pre-arrangement  sales  centers  will  provide  UCHI  with  the appearance of an "overnight" presence in the communities selected for development. Clustering these facilities will also help to ensure that an


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

adequate cash flow can be generated by the facilities in each cluster to assure financial independence and reduce the need for cash infusions from other operating clusters. This clustering approach and the use of standardized designs for the physical facilities will limit construction costs and increase operational economies. The cluster concept will permit the economical sharing of personnel and other resources among the facilities in each cluster, for example, embalming facilities, hearses, cremation equipment, administrative and financial services, etc. Actual clusters will vary in configuration from area to area depending on the availability of existing operating facilities, the population of the geographic area, the perceived needs in the area and other factors.

         During its initial development phase, UCHI will seek to acquire ownership interests in existing funeral and/or cemetery operations and facilities, including undeveloped acreage to be used for new funeral and/or cemetery operations, all of which will be located in the Southeastern portion of the United States. UCHI may acquire such properties and operations directly using leverage, newly raised capital or its own internal funds, or by the issuance of additional shares of stock of UCHI which are currently authorized but unissued. There is no assurance that UCHI will acquire ownership of, or a controlling interest in, any of the aforementioned types of properties or businesses and, as of the date of this registration statement, UCHI has no contracts or understandings to acquire any such properties or businesses and has not yet held any discussions which might result in any such acquisitions or purchases. While UCHI's management is hopeful that such acquisitions or purchases can be consummated on favorable terms, it can make no such representations.

         Management believes that there are opportunities for UCHI to acquire ownership interests in several existing operations in its industry that are under-performing in their markets due to ineffective management and marketing or substandard facilities. UCHI may attempt to acquire such operations and, by using UCHI's experienced staff of professionals, to increase the efficiency and profitability of such operations and/or remodel the existing facilities, while creating a larger network of funeral homes and cemeteries that can benefit from UCHI's unique approach to serving its clientele.

         At the present time UCHI has not identified any specific business opportunity that it plans to pursue, nor has UCHI reached any agreement or definitive understanding with any person concerning an acquisition. Moreover, none of UCHI's officers, directors or promoters, and no affiliate of UCHI, has had any preliminary contact or discussions with a representative of any other company regarding the possibility of an acquisition or merger between UCHI and such other company. No assurance can be given that UCHI will be successful in finding or acquiring a desirable business opportunity or that any acquisition that occurs will be on terms that are favorable to UCHI and its stockholders, given the fact that only limited funds are currently available for acquisitions and that UCHI does not know whether it can raise the additional capital which it believes is necessary to expand.

         It is  anticipated  that  business  opportunities  will  come to UCHI's attention from various sources, including its officers and directors, its stockholders, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. UCHI has no plans, understandings, agreements, or commitments with any individual for such person to act as a finder of opportunities for UCHI.

         UCHI does not foresee that it would purchase an interest in or enter into a contract with any business with which an officer or director of UCHI is affiliated. Should UCHI's management determine in the future, contrary to management's current expectations, that a transaction with an affiliate would be in the best interests of UCHI and its stockholders, UCHI is permitted by Nevada law to enter into such a transaction if:

         (1) The material facts as to the relationship or interest of the affiliate and as to the contract or transactions are disclosed or are known


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     to the Board of  Directors,  and the  Board in good  faith  authorizes  the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or

         (2) The material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

         (3) The contract or transaction is fair as to UCHI as of the time it is authorized, approved or ratified, by the Board of Directors or the stockholders.

         The analysis of business opportunities will be undertaken by or under the supervision of UCHI's executive officers and directors. See "Management." UCHI anticipates that it will consider, among other things, the following factors:

         (1) Potential for growth and profitability, and anticipated market expansion;

         (2) Competitive position, as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

         (3) Strength and diversity of existing management or management prospects that are scheduled for recruitment;

         (4) Capital requirements and anticipated availability of required funds, to be provided by UCHI or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

         (5) The cost of participation by UCHI as compared to the perceived tangible and intangible values and potential of such an acquisition;

         (6)      The extent to which the business opportunity can be advanced;

         (7) UCHI's perception of how any particular business opportunity will be received by the investment community and by UCHI's stockholders;

         (8) The accessibility of required management expertise, personnel, services, professional assistance, and other required items; and

         (9) Whether the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future to become, such as to permit the securities of UCHI, following the business combination, to qualify to be listed on a national automated securities quotation system, such as Nasdaq.


         UCHI has no employees but Rosemont currently employs approximately ten people on a full time basis. No employees are members of collective bargaining units.


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


Environmental Matters

UCHI is not aware of any environmental liability relating to its facilities or operations that would have a material adverse affect on UCHI, its business, assets or results of operations.

Inflation

Inflation has not historically been a material effect on UCHI's operations and is not expected to have a material impact on the company or its operations in the future.

 Competition

The funeral home/cemetery industry in the United States has historically been highly fragmented, consisting of numerous small operations, typically owned by a family with strong ties to its local geographic service area. Many of these family-owned businesses do not have successors who are active in the management of the business. Based on past experience with such owners and the dynamics of the industry, UCHI believes that many of these business es can be acquired at attractive cash flow multiples.

Nevertheless, in the past twenty years there has been a growing trend in this industry toward mergers and consolidation and several large corporations have acquired thousands of formerly independent operators. While some of these giant competitors have recently evidenced problems (apparently resulting from difficulties in economically assimilating their past acquisitions and/or making acquisitions that were priced unrealistically), these large competitors have assets, readily marketable stock, cash and other advantages in negotiating potential merger or acquisition transactions that UCHI, at its current size, can not effectively counter.



Item 2  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Part I - Item 2

Management's Discussion and Analysis of Financial Condition and Results of Operations


(1)   Caution Regarding Forward-Looking Information

This quarterly report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.


(2)   Results of Operations

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Halter Venture Corporation, a publicly-owned corporation . The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, this anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the 7,750,129 shares held by the then majority shareholder to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.


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On February 28, 1999,  effective  as of January 1, 1999,  the Company  exchanged
1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Rosemont) was originally incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Rosemont personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. Rosemont sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. Rosemont's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Rosemont personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.

The acquisition of Rosemont by the Company was accounted for as a "reverse acquisition" with the Company being the parent company and Rosemont being a wholly-owned subsidiary. Due to common control and ownership of the two corporations, this transaction was accounted for on an "as-if-pooled" basis in accordance with Interpretation #39 of Accounting Principles Board Opinion #16. These combined entities are referred to as Company. Accordingly, the combined financial statements of the Company and Rosemont represent the historical consolidated financial statements as of the first day of the first period presented.

The operations for the quarter ended June 30, 1999 compared to the quarter ended June 30, 1999 show a continued maturation of the operations of the Company's Rosemont subsidiary. Recognized revenues for the first six months of 1999 were approximately $202,000 as compared to approximately $115,000 for the same period of the preceding year. The Company recognizes revenues upon the provision of funeral services, sale of funeral, cemetery or related merchandise or upon the receipt of at least 25% of the initial sales price for cemetery spaces and/or crypts.

The principal generator of cash to support daily operations is the collection of contractual receivables for both prearranged funeral services and the sales of cemetery spaces or crypts. This area continues to experience growth in the number and dollar amount of contracts placed in effect on a cumulative basis and the related cash flows therefrom.

The Company continues to monitor its expenditures for general operating expenses, principally personnel costs and professional fees. The Company had aggregate general and administrative expenses of approximately $150,000 for the six months ended June 30, 1999 as compared to approximately $251,000 for the same period of 1998. Interest expense decreased by approximately $19,000 due to 1998 debt restructuring and/or repayment which impacted both the amounts outstanding and the related interest rates. Depreciation and amortization is relatively constant based on the completion of the Rosemont visitors center and related placement into service during the first quarter of 1998.

Earnings per share improved from $(0.05) per share for the first six months of 1998 to approximately $(0.03) per share for the first six months of 1999.

(3)   Liquidity and capital resources

The Company is principally dependent upon cash flows related to the collection of long-term contract receivables related to prearranged funeral contracts and sales of cemetery spaces and/or crypts. The Company had negative cash flows from operations of approximately $(160,000) and $(359,000) for the first six months of 1999 and 1998, respectively. These deficits were supported through advances on the Company's bank line of credit (discussed in the accompanying historical financial statements) or through controlling shareholder advances (for 1998). The Company has virtually completed the development of its initial cemetery garden, visitors center and other funeral related buildings. The Company is in the process of constructing Phase II to its Mausoleum and the second and third cemetery gardens. These efforts are being funded from cash flows generated through operations. Management is of the opinion that it has sufficient cemetery spaces and mausoleum crypts to meet current demands and construct additional capacity within the parameters of existing cash flows.

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The Company has identified no significant  capital  requirements for the current annual period. Liquidity requirements mandated by future business expansions or acquisitions, if any are specifically identified or undertaken, are not readily determinable at this time as no substantive plans have been formulated by management.

Additionally, management is of the opinion that there is additional potential availability of incremental mortgage debt and the opportunity for the sale of additional common stock through either private placements or secondary offerings.


(3)   Year 2000 Considerations

The Year 2000 (Y2K) date change is believed to affect virtually all computers and organizations. The Company has undertaken a comprehensive review of its information systems, including personal computers, software and peripheral devices, and its general communications systems. The Company has no direct electronic links with any customer or supplier. In addition, the Company has held discussions with certain of its software suppliers with respect to the Y2K date change. The Company has completed its detailed review, as a preliminary assessment and the Company believes, as of the date of this filing, that it will not be required to modify or replace significant portions of its computer hardware or software and any such modifications or replacements are, or will be, readily available. The Company anticipates that it will complete its detailed review by September 1, 1999 and complete any modifications, upgrades or replacements during the third quarter of 1999.

The Company is also holding discussions with its significant suppliers, shippers, customers and other external business partners related to their readiness for the Y2K date change.

The Company does not expect the costs associated with the Y2K date change compliance to have a material effect on its financial position or its results of operations. There can be no assurance until January 1, 2000, however, that all of the Company's systems, and the systems of its suppliers, shippers, customers or other external business partners will function adequately.
















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


Item 3  DESCRIPTION OF PROPERTY

Jackson, Mississippi Property

         Rosemont Gardens Memorial Park, which is owned by UCHI's subsidiary, Rosemont Gardens Funeral Chapel-Cemetery, Inc. is situated on 106 acres of land located within the city limits of Jackson, Mississippi. It is a combination funeral home and perpetual care cemetery and mausoleum. The funeral home contains approximately 17,000 square feet and is designed in the fashion of an ante-bellum mansion. Its dramatic presentation - high upon a hill bordering Interstate 55 - offers impressive visibility and has enabled rapid name recognition. It has been designed to be the "flagship" of a national chain of community funeral homes and pre-arrangement centers. This facility is currently large enough to accommodate the financial, administrative and training facilities that UCHI and its subsidiary will need for several years.


Item 4 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following information table sets forth certain information regarding UCHI's common stock owned on July 31, 1999 by (1) any person (including any "group") who is known by UCHI to own beneficially more than 5% of its outstanding Common Stock, (2) each director and executive officer, and (3) all executive officers and directors as a group.

Name and Address                     Shares Owned                     Percentage
------------------------------       ------------                     ----------
James F. Robinson                      7,201,000                        90%
3935 Interstate 55 South
Jackson MS 39212

Halter Capital Corporation               550,129                        6.9%
16910 Dallas Parkway, Suite 100
Dallas TX 75248

(None of the other officers and directors of UCHI or its subsidiary own any stock in UCHI.)

Executive Officers and Directors as    7,201,000                         90%
  a group (five persons)


Item 5  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors and officers of UCHI are listed below with information about their respective backgrounds.

Name                        Age                       Position
----                        ---                       --------
James F. Robinson            72            Chairman of the Board, President &
                                            Chief Executive Officer

Jeffrey D. Aldridge          38            Vice President,  Chief Operating
                                            Officer and Director

 Margaret R. Lauro           40            Secretary, Treasurer, and  Chief
                                            Financial Officer

William E. Lax               51            Director

Gary D. Thrash               49            Director


Directors are elected to serve until the next annual meeting of the shareholders of UCHI or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. None of the Directors serve as directors of any public or reporting corporations except as disclosed below.

Mr. Robinson was elected to his current positions with UCHI in January 1999. He has been President and Chief Executive Officer of Rosemont Gardens Funeral Chapel-Cemetery, Inc. since 1994 when it was founded by him. From 1957 to 1995 he served as President and Chief Executive Officer of Protective Service Life Insurance Co., Jackson, Mississippi, which specializes in life and accident insurance. He has been involved in the funeral business in various capacities for more than 40 years. He has a Science degree from St. Louis College of Science, St. Louis, Missouri. Mr. Robinson is the father of Mrs. Lauro.

Mrs. Lauro was elected to her current positions with UCHI in January 1999. She has been Secretary and Treasurer of Rosemont Gardens Funeral Chapel-Cemetery, Inc. since 1995. From 1980 until 1995 she was Secretary and Treasurer of Protective Service Life Insurance Co. She has a BBA degree in accounting from Mississippi State University. Mrs. Lauro is the daughter of Mr. Robinson.

Mr. Aldredge was elected to his current positions with UCHI in January 1999. Since 1996 he has served as the officer in charge of Corporate Planning and Development for Rosemont Memorial Gardens. For the previous five years he served as a financial analyst for PRC Environmental Management, Inc. (Aiken, South
Carolina) and Vitro Corporation (Silverdale, Washington). He has a BBA degree from Georgia State University.

Mr. Lax was elected a Director of UCHI in January 1999. He has been the Chief Marketing Officer and Vice President of Acme Towers Group, a telecommunications infrastructure company with headquarters in Tampa, Florida, since January 1999. In the last five years he has swerved as Director of Economic and Business Development for the City of Tampa where he developed a successful international business development program for the Tampa Metro area, Senior Vice President and Executive Director of Tampa Metro's Economic and Business Development Organization which assisted in the creation of 19,000 new jobs in the area, and Director of Economic and Business Development for Tampa Electric Company. He has received special recognition at the national and regional levels for his work in economic and business development. He has a Bachelors degree in Economics from Millsaps College and a MBA from the University of Arkansas.

Mr. Thrash was elected a Director of UCHI in January 1999. He has been a partner in the law firm of Singletary & Thrash (Jackson and Biloxi, Mississippi) for the past 24 years. He specializes in litigation. Mr. Thrash earned both his J.D. degree and his Bachelor's degree from the University of Mississippi.

No director or officer of UCHI has been the subject of any order, judgment, or decree of any court or any regulatory agency enjoining him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities nor has any such person been the subject of an order of state authority barring or suspending the right of such a person to be engaged in such activities or to be associated with such activities.

No director or officer of UCHI has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently proceeding. No director or officer of UCHI is the subject of any legal proceeding involving UCHI or the performance of his duties as such director or officer.

Item 6   EXECUTIVE COMPENSATION

UCHI (including its subsidiary, Rosemont Gardens Funeral Chapel-Cemetery, Inc. and its predecessor, Pacific Great China Co., Ltd.) neither paid nor accrued any form of compensation in any amount to or for its executive officers or directors for the fiscal years ended December 31, 1996, 1997 and 1998.

Item 7   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On February 28, 1999, effective January 1, 1999, UCHI exchanged 1000 shares of its restricted, unregistered common stock with James F. Robinson, its then current majority shareholder for 100% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. At closing, that operating company became of wholly-owned subsidiary of UCHI.


Item 8    DESCRIPTION OF SECURITIES


         UCHI is authorized to issue 50,000,000 shares of common stock, par value $.00001 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at all meetings of shareholders. The By-Laws of UCHI prohibit cumulative voting in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. In the event of liquidation, dissolution or winding up of UCHI, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of UCHI remaining after satisfaction of all liabilities. There are no preemptive rights to purchase additional shares of Common Stock.

         Holders of Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy".



PART II

Item 1 MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER RELATED SHAREHOLDER MATTERS

         UCHI, after this registration statement is declared effective by the SEC, intends to file for trading on the OTC Electronic Bulletin Board which is sponsored by the National Association of Securities Dealers ("NASD"). The OTC Electronic Bulletin Board is a network of securities dealers who buy and sell stock. The dealers are connected by a computer network which provides current information on current "bids" and "asks" as well as volume information.

         As of the date of this filing, there is no public market for UCHI's common stock. As of July 20, 1999 there were 686 holders of record of UCHI's
Common Stock. Currently only 249,679 of the 8,000,808 shares issued and outstanding are freely tradeable. 7,751,129 outstanding shares are deemed to be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may be publicly resold only if registered under the Securities Act in the future or sold in accordance with an eligible exemption from registration, such as Rule 144. All of these restricted shares are owned by affiliates of UCHI.

         In general, under Rule 144 as currently in effect, a person (including an affiliate of UCHI) who beneficially has owned restricted securities that were acquired from UCHI for at least one year prior to an intended sale date is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

(a) one percent of the number of shares of common stock then outstanding; or

(b) the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC, provided that manner of sale and notice requirements and requirements as to the availability of current public information concerning UCHI are satisfied.

         Under Rule 144(k), a person who has not been an affiliate of UCHI for at least three months preceding the intended sale date and who beneficially has owned restricted securities acquired from UCHI for at least two years prior to the sale date, would be entitled to sell the shares without volume limitations, manner of sale provisions, or notification requirements.

         Shares owned by persons who, under the Securities Act, are deemed to be affiliates of UCHI are subject to volume limitations, manner of sale provisions, notification requirements, and requirements as to the availability of current public information regarding UCHI, regardless of how long the shares have been owned. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

         James F. Robinson is an affiliate of UCHI because he is an officer and director of UCHI and because he owns more than five percent of the common stock. If Mr. Robinson resigned and sold all of the currently restricted stock in UCHI that he now owns in a private transaction and, thereby, ceased to be an affiliate of UCHI, those shares of UCHI's common stock would become freely marketable under Rule 144(k) three months thereafter. Since Mr. Robinson currently owns approximately 90% of the issued and outstanding shares, any sales made in the public market would probably adversely affect the prevailing market price of UCHI's stock.

UCHI's transfer agent is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.


Dividend Policy

           UCHI has never paid or declared a cash dividends on its Common Stock. The Board of Directors does not intend to pay any cash dividends in the foreseeable future but to use all profits, as generated, for the expansion and growth of UCHI's business. The payment by UCHI of dividends, if any, on its common stock in the future is subject to the discretion of the Board of Directors and will depend on UCHI's earnings, financial condition, capital requirements and other relevant factors.


Item 2   LEGAL PROCEEDINGS

         UCHI may from time to time defend various claims and legal actions in the ordinary course of its operations. Management believes that there are currently no such claims or actions that will have a material effect on UCHI's financial position or results of operations.


Item 3 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The independent accountants for UCHI (including its predecessors, Rosemont Gardens Funeral Chapel-Cemetery, Inc. and Pacific Great China Co., Ltd.) for the fiscal years ended December 31, 1996, 1997 and 1998 was S. W. Hatfield, CPA, certified public accountants, and there have been no changes in accountants or disagreements with accountants on accounting or financial disclosure matters.

Item 4   RECENT SALES OF UNREGISTERED SECURITIES

         Other than the sale of the 7,200,000 shares of stock of UCHI by Halter Capital Corporation to James F. Robinson pursuant to the Stock Purchase Agreement dated November 17, 1998, there have been no sales of any of the Common Stock or of the stock of any of UCHI's predecessor organizations.


Item 5  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of UCHI provide that no director or officer of UCHI shall be directly liable for damages incurred in connection with legal proceedings brought about by reason of being an officer or director if the person is not ultimately adjudged liable for negligence or misconduct in the action.

         Section 78.751 of the Nevada General Corporation Law contains provisions relating to indemnification of officers and directors. Generally, this section provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in right of the corporation by reason of the fact that he was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

         As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons of UCHI, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable.

Item 6     INDEX TO FINANCIAL STATEMENTS

                                                                          Page

Report of Independent Certified Public Accountants                         F-1


Financial Statements

Balance Sheets as of  December 31, 1998, 1997 and 1996                     F-2

Statements of Operations and Comprehensive Income                          F-3
 for the years ended December 31, 1998, 1997 and 1996 and for the period May 31, 1989 (date of inception) to December 31, 1998

Statement of Changes in Shareholder's Equity                               F-4
 for the years ended December 31, 1998,1997 and 1996 and for the period May 31, 1989 (date of inception) to December 31, 1998

Statements of Cash Flows                                                   F-6
 for the years ended December 31, 1998, 1997 and 1996 and for the period May 31, 1989 (date of inception) to December 31, 1998

Notes to Financial Statement                                               F-7

                     FINANCIAL STATEMENTS



S. W. HATFIELD, CPA
certified public accountant

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors and Shareholders
United Community Holdings, Inc.
  (formerly Pacific Great China Co., Ltd.)

We have audited the accompanying balance sheets of United Community Holdings, Inc. (formerly Pacific Great China Co., Ltd. ) (a Nevada corporation and a development stage company) as of December 31, 1998, 1997, and 1996 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the each of the respective years then ended and for the period May 31, 1989 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Community Holdings, Inc. (formerly Pacific Great China Co., Ltd.) (a development stage company) as of December 31, 1998, 1997, and 1996, and the results of its operations and its cash flows for the each of the respective years then ended and for the period May 31, 1989 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.



                                     /s/ S. W. HATFIELD, CPA
                                     -----------------------
                                         S. W. HATFIELD, CPA
                                         (formerly S. W. HATFIELD + ASSOCIATES)
Dallas, Texas
March 13, 1999



                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com



                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)
                                 BALANCE SHEETS
                        December 31, 1998, 1997, and 1996



                                                              1998       1997       1996
                                                             -------    -------    -------

Assets                                                       $  --      $  --      $  --
                                                             =======    =======    =======


Liabilities                                                  $  --      $  --      $  --
                                                             -------    -------    -------

Shareholders' Equity
  Preferred stock - $0.00001 par value
     10,000,000 shares authorized; none
     issued and outstanding                                     --         --         --
   Common stock - $0.00001 par value
     50,000,000 shares authorized
     7,999,818 shares issued and outstanding,
     respectively                                                 80         80         80
   Contributed capital                                         5,438      5,438      5,438
   Deficit accumulated during
     the development stage                                    (5,518)    (5,518)    (5,518)
                                                             -------    -------    -------

       Total Shareholders' Equity                               --         --         --
                                                             -------    -------    -------

Total Liabilities and Shareholders' Equity                   $  --      $  --      $  --
                                                             =======    =======    =======




The accompanying notes are an integral part of these financial statements.
                                                                             F-2



                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                  Years ended December 31, 1998, 1997 and 1996
                 and the period May 31, 1989 (date of inception)
                            through December 31, 1998

                                                                                      Period from
                                                                                      May 31, 1989
                                                                                    (date of inception)
                                        Year ended      Year ended      Year ended       through
                                       December 31,    December 31,    December 31,    December 31,
                                            1998            1997            1996              1998
                                       ------------    ------------    ------------    ------------


Revenues                                $    --         $    --         $    --         $      --
                                        ---------       ---------       ---------       -----------

Expenses
   Rent and management fees                  --              --              --               4,000
   Other expenses                            --              --              --               1,433
   Amortization of organization costs        --              --              --                  85
                                        ---------       ---------       ---------       -----------
     Total expenses                          --              --              --               5,518
                                        ---------       ---------       ---------       -----------

Net Loss                                     --              --              --              (5,518)

Other Comprehensive Income                   --              --              --                --
                                        ---------       ---------       ---------       -----------

Comprehensive Income                    $    --         $    --         $    --         $    (5,518)
                                        =========       =========       =========       ===========


Earnings per share of common stock
   outstanding, computed on net
   loss - basic and fully diluted             nil             nil             nil               nil
                                              ===             ===             ===               ===

Weighted-average number
   of shares of common
   stock outstanding                    7,999,818       7,999,818       7,999,818         7,999,818
                                        =========       =========       =========       ===========



The accompanying notes are an integral part of these financial statements.
                                                                             F-3



                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the period May 31, 1989 (date of inception)
                            through December 31, 1998



                                                                          Deficit
                                                                        accumulated
                                     Common Stock                        during the
                                     ------------         Contributed   development
                                  Shares        Amount      capital        stage         Total
                                  ------        ------     ---------    -----------    ---------

Issuance of stock at formation   16,000,000   $      160   $     --     $     --      $      160

Capital contributed to
  support development                  --           --          1,460         --           1,460

Net loss for the period                --           --           --         (1,545)       (1,545)
                                 ----------   ----------   ----------   ----------    ----------

Balances at December 31, 1989    16,000,000          160        1,460       (1,545)           75

Capital contributed to
  support development                  --           --          1,700         --           1,700

Net loss for the year                  --           --           --         (1,717)       (1,717)
                                 ----------   ----------   ----------   ----------    ----------

Balances at December 31, 1990    16,000,000          160        3,160       (3,262)           58

Capital contributed to
  support development                  --           --          1,298         --           1,298

Net loss for the year                  --           --           --         (1,315)       (1,315)
                                 ----------   ----------   ----------   ----------    ----------

Balances at December 31, 1991    16,000,000          160        4,458       (4,577)           41

Capital contributed to
  support development                  --           --            900         --             900

Net loss for the year                  --           --           --           (941)         (941)
                                 ----------   ----------   ----------   ----------    ----------

Balances at December 31, 1992    16,000,000          160        5,358       (5,518)         --

Net loss for the year                  --           --           --           --            --
                                 ----------   ----------   ----------   ----------    ----------

Balances at December 31, 1993    16,000,000   $      160   $    5,358   $   (5,518)   $     --
                                 ==========   ==========   ==========   ==========    ==========


                                  - Continued -

The accompanying notes are an integral part of these financial statements.
                                                                             F-4


                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)
            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY - CONTINUED
                 For the period May 31, 1989 (date of inception)
                            through December 31, 1998


                                                                                    Deficit
                                                                                  accumulated
                                            Common Stock                           during the
                                            ------------            Contributed   development
                                       Shares         Amount          capital         stage       Total
                                       ------         ------         ---------      --------    ---------

Balances at December 31, 1993         16,000,000    $       160    $     5,358   $    (5,518)   $     --

Net loss for the year                       --             --             --            --            --
                                     -----------    -----------    -----------   -----------    ----------

Balances at December 31, 1994         16,000,000            160          5,358        (5,518)         --

Net loss for the year                       --             --             --            --            --
                                     -----------    -----------    -----------   -----------    ----------

Balances at December 31, 1995         16,000,000    $       160    $     5,358   $    (5,518)   $     --

Effect of one for two reverse
   stock split, including rounding    (8,000,182)           (80)            80          --            --

Net loss for the year                       --             --             --            --            --
                                     -----------    -----------    -----------   -----------    ----------

Balances at December 31, 1996          7,999,818             80          5,438        (5,518)         --

Net loss for the year                       --             --             --            --            --
                                     -----------    -----------    -----------   -----------    ----------

Balances at December 31, 1997          7,999,818             80          5,438        (5,518)         --

Net loss for the year                       --             --             --            --            --
                                     -----------    -----------    -----------   -----------    ----------

Balances at December 31, 1998          7,999,818    $        80    $     5,438   $    (5,518)   $     --
                                     ===========    ===========    ===========   ===========    ==========





The accompanying notes are an integral part of these financial statements.
                                                                             F-5



                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)
                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997 and 1996
                 and the period May 31, 1989 (date of inception)
                            through December 31, 1998

                                                                                        Period from
                                                                                        May 31, 1989
                                                                                      (date of inception)
                                            Year ended     Year ended     Year ended      through
                                            December 31,   December 31,   December 31,   December 31,
                                              1998           1997           1996           1998
                                             ------         ------         ------         -------

Cash Flows from Operating Activities
   Net loss for the period                    $ --           $ --           $ --           $(5,518)
   Adjustments to reconcile
     net loss to net cash provided
     by operating activities
       Payment of organization costs            --             --             --               (85)
       Amortization of organizational costs     --             --             --                85
                                              ------         ------         ------         -------

Net cash used in operating activities           --             --             --            (5,518)
                                              ------         ------         ------         -------


Cash Flows from Investing Activities            --             --             --               --
                                              ------         ------         ------         -------


Cash Flows from Financing Activities
   Issuance of common stock                     --             --             --               160
   Capital contributed to
     support development                        --             --             --             5,358
                                              ------         ------         ------         -------

Net cash used in financing activities           --             --             --             5,518
                                              ------         ------         ------         -------

Increase in Cash                                --             --             --               --

Cash at beginning of period                     --             --             --               --
                                              ------         ------         ------         -------

Cash at end of period                         $ --           $ --           $ --           $  --
                                              ======         ======         ======         =======

Supplemental Disclosure of
   Interest and Income Taxes Paid
     Interest paid for the period             $ --           $ --           $ --           $  --
                                              ======         ======         ======         =======
     Income taxes paid for the period         $ --           $ --           $ --           $  --
                                              ======         ======         ======         =======


The accompanying notes are an integral part of these financial statements.
                                                                             F-6

                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS


Note A - Organization and Description of Business

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Debbie Reynolds Hotel and Casino, Inc. (formerly Halter Venture Corporation), a publicly-owned corporation (DRHC). The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, the anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

The Company's majority shareholder has continued to maintain the corporate status of the Company and provides all nominal working capital support on the Company's behalf. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority shareholder's continuing support. The majority shareholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company has had no substantial operations or substantial assets since inception. The business purpose of the Company is to seek out and obtain a merger, acquisition or outright sale transaction whereby the Company's shareholders will benefit.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the total 7,750,129 shares held to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $5,500.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Summary of Significant Accounting Policies

1.   Cash and cash equivalents

     The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

                         UNITED COMMUNITY HOLDINGS, INC.
                    (formerly Pacific Great China Co., Ltd.)
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


Note B - Summary of Significant Accounting Policies - Continued

2.   Organization costs

     Organization costs were amortized using the straight-line basis.

3.   Income taxes

     For the period May 31, 1989 (date of inception) through December 31, 1990, the Company was included in the consolidated income tax return of DRHC. For the two years ended December 31, 1992 and 1991, respectively, the Company (and its parent, DRHC) were included in the consolidated income tax return of the Company's majority shareholder. As of December 31, 1993, the Company began filing its own separate federal income tax return. The Company has no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods.

4.   Earnings per share

     Earnings per share is computed by dividing net income by the composite weighted-average number of shares of common stock outstanding during the year. As of December 31, 1998, 1997 and 1996, the Company has no issued and outstanding securities, options or warrants that would be deemed potentially dilutive in the current and future periods.

Note C - Related Party Transactions

For the period May 31, 1989 (date of inception) through September 30, 1992, DRHC provided office space and management services to the Company for a fee of $100 per month. Total expenses under this arrangement aggregated $4,000 for the period presented from inception.

Note D - Equity Transactions

On May 8, 1996, the Board of Directors approved a one for two reverse stock split of the Company's common stock. All amounts presented in the accompanying financial statements reflect the effect of the reverse split as of the beginning of the first period presented.

On  May  23,  1996,  the  Company  issued  approximately   1,585,875  shares  of
unregistered, restricted common stock to a group of consultants on a stock subscription agreement. The subscription was anticipated to be satisfied with either consulting services related to a then-pending transaction or cash. Subsequently, during 1996, the then- pending business combination or merger transaction was mutually canceled by both parties and, accordingly, the shares issued under the subscription agreement were canceled and returned to the Company.

Note E - Subsequent Event

On February 28, 1999, effective as of January 1, 1999, the Company exchanged 1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company



Part 1 - Item 1 - Financial Statements

The accompanying notes are an integral part of these financial statements. The financial information presented herein has been prepared by management without audit by independent certified public accountants. Part 1 - Item 1 - Financial
Statements

                         United Community Holdings, Inc.
                           Consolidated Balance Sheets
                             June 30, 1999 and 1998

                                   (Unaudited)


               ASSETS                                               1999           1998
               ------                                           -----------    -----------
Current assets
   Cash on hand and in bank                                     $     3,963    $      --
   Restricted cash                                                   21,518         27,472
   Accounts receivable-at need, net of allowance
      for doubtful accounts of $12,500 and $-0-, respectively        20,114           --
   Other current assets                                               4,237          5,171
                                                                -----------    -----------

      Total current assets                                           49,832         26,122
                                                                -----------    -----------


Property and equipment - at cost                                  2,858,186      2,712,564
   Accumulated depreciation                                        (284,535)      (123,939)
                                                                -----------    -----------
                                                                  2,573,651      2,588,625
   Land                                                             107,580        107,580
                                                                -----------    -----------

      Net property and equipment                                  2,681,231      2,696,205
                                                                -----------    -----------


Other assets
   Cemetery property - at cost                                    1,085,724      1,079,935
   Prearranged funeral contracts                                  1,287,530      1,000,102
   Long-term receivables for cemetery property sales                390,501        357,383
   Other                                                             17,290         21,652
                                                                -----------    -----------

      Total other assets                                          2,781,045      2,459,072
                                                                -----------    -----------

      TOTAL ASSETS                                              $ 5,512,108    $ 5,187,920
                                                                ===========    ===========



                                  - Continued -


The accompanying notes are an integral part of these financial statements. The financial information presented herein has been prepared by management without audit by independent certified public accountants.

                         United Community Holdings, Inc.
                     Consolidated Balance Sheets - Continued
                             June 30, 1999 and 1998

                                   (Unaudited)


         LIABILITIES AND SHAREHOLDERS' EQUITY           1999           1998
         ------------------------------------       -----------    -----------

Current liabilities
   Notes payable                                    $   442,600    $ 2,901,397
   Cash overdraft                                          --            6,521
   Current maturities of long-term debt                  46,203           --
   Accounts payable and other accrued liabilities        77,248         41,287
                                                    -----------    -----------

      Total current liabilities                         566,051      2,949,205
                                                    -----------    -----------


Long-term liabilities
   Long-term debt, net of current maturities          2,132,164           --
   Deferred prearranged funeral contract revenues     1,707,998      1,240,654
   Deferred cemetery property sale revenues             375,060        336,241
   Shareholder loan                                        --             --
                                                    -----------    -----------

      Total liabilities                               4,781,273      4,526,100
                                                    -----------    -----------


Commitments and contingencies


Shareholders' Equity
   Common stock - $0.00001 par value
      50,000,000 shares authorized                    8,000,818
      shares issued and outstanding                          80             80
   Additional paid-in capital                         2,777,070      2,157,357
   Accumulated deficit                               (2,046,315)    (1,496,537)
                                                    -----------    -----------

      Total shareholders' equity                        730,835        661,820
                                                    -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 5,512,108    $ 5,187,920
                                                    ===========    ===========



The accompanying notes are an integral part of these financial statements. The financial information presented herein has been prepared by management without audit by independent certified public accountants.



                         United Community Holdings, Inc.
                Statements of Operations and Comprehensive Income
                Six and Three months ended June 30, 1999 and 1998

                                   (Unaudited)

                                            Six months    Six months     Three months  Three months
                                              ended         ended           ended         ended
                                             June 30,      June 30,        June 30,      June 30,
                                              1999          1998            1999           1998
                                          -----------    -----------    -----------    -----------

Revenues
   Funeral revenues                       $    86,274    $    30,780    $    42,883    $     8,494
   Cemetery sales                             112,443         73,458         35,147         60,363
   Finance charge and related revenues          3,554         11,223          8,064          5,368
                                          -----------    -----------    -----------    -----------
     Total revenues                           202,270        115,461         86,094         74,225
                                          -----------    -----------    -----------    -----------

Cost of sales and direct expenses
   Cost of cemetery spaces and crypts          13,801          3,228          4,669          2,680
   Cost of cemetery merchandise
     and funeral services                      46,284         35,637         28,222         24,538
   Sales commissions                           32,633         38,842         18,948         23,357
                                          -----------    -----------    -----------    -----------
     Total cost of sales
      and direct expenses                      92,718         77,707         51,839         50,575
                                          -----------    -----------    -----------    -----------

Gross profit                                  109,552         37,754         34,255         23,650
                                          -----------    -----------    -----------    -----------

Operating expenses
   General and administrative expenses        149,791        251,241         84,125        149,762
   Interest expense                           110,598        129,317         59,594         61,512
   Depreciation and amortization               79,291         64,847         39,542         32,424
                                          -----------    -----------    -----------    -----------
     Total operating expenses                 339,680        445,405        183,261        243,698
                                          -----------    -----------    -----------    -----------

Loss from operations                         (230,128)      (407,651)      (149,006)      (220,248)

Other income (expense)                         10,066            851         10,000           --
                                          -----------    -----------    -----------    -----------

Loss before income taxes                     (220,062)      (406,800)      (139,006)      (220,248)

Income taxes                                     --             --             --             --
                                          -----------    -----------    -----------    -----------

Net Loss                                     (220,062)      (406,800)      (139,006)      (220,248)

Other comprehensive income                       --             --             --             --
                                          -----------    -----------    -----------    -----------

Comprehensive Loss                        $  (220,062)   $  (406,800)   $  (139,006)   $  (220,248)
                                          ===========    ===========    ===========    ===========

Net loss per weighted-average share
   of common stock outstanding - Basic         $(0.03)        $(0.05)        $(0.02)        $(0.03)
                                                 ====           ====          =====          =====

Weighted-average number of shares
   of common stock  outstanding - Basic     8,000,818      8,000,818      8,000,818      8,000,818
                                          ===========    ===========    ===========    ===========



The accompanying notes are an integral part of these financial statements.
The financial information presented herein has been prepared by management without audit by independent certified public accountants.
                                                                               3



                         United Community Holdings, Inc.
                            Statements of Cash Flows
                     Six months ended June 30, 1999 and 1998

                                   (Unaudited)

                                                                        Six months    Six months
                                                                           ended        ended
                                                                         June 30,      June 30,
                                                                          1999         1998
                                                                        ----------   -----------

Cash flows from operating activities
   Net loss for the period                                              $(220,062)   $(406,800)
   Adjustments to reconcile net loss to net
      cash provided by operating activities
         Depreciation and amortization                                     80,638       64,847
         Cost of cemetery spaces and crypts                                13,801        3,228
         (Increase) Decrease in:
            Accounts receivable                                            (9,954)        --
            Other assets                                                    8,484       (7,038)
         Increase (Decrease) in:
            Accounts payable and other accrued liabilities                (32,820)     (13,224)
                                                                        ---------    ---------
Net cash used in operating activities                                    (159,913)    (358,987)
                                                                        ---------    ---------

Cash flows from investing activities
   Transfers (to)/from trust funds and restricted cash                     31,277       (2,581)
   Capital expenditures for property, equipment and cemetery property       1,569     (303,205)
   Changes in prearranged funeral contract receivables,
      net of changes in deferred funeral contract revenues                 84,507       59,448
   Changes in long-term receivables for cemetery property
      sales, net of changes in deferred cemetery property
      sale revenues                                                       (12,210)      22,834
                                                                        ---------    ---------
Net cash used in investing activities                                     105,143     (223,504)
                                                                        ---------    ---------

Cash flows from financing activities
   Increase in cash overdraft                                                --          6,521
   Net activity on bank line of credit                                     77,600      243,599
   Principal (paid) received on long-term note payable                    (20,194)        --
   Cash paid for loan fees                                                   --        (16,200)
   Contributed capital by shareholder                                        --         55,426
                                                                        ---------    ---------
Net cash provided by financing activities                                  57,406      289,346
                                                                        ---------    ---------

Increase in cash                                                            2,636     (293,145)

Cash at beginning of year                                                   1,327      293,145
                                                                        ---------    ---------

Cash at end of year                                                     $   3,963    $    --
                                                                        =========    =========

Supplemental disclosure of interest and income taxes paid
      Interest paid for the period                                      $ 101,157    $ 117,206
                                                                        =========    =========
      Income taxes paid for the year                                    $    --      $    --
                                                                        =========    =========


The accompanying notes are an integral part of these financial statements.
The financial information presented herein has been prepared by management without audit by independent certified public accountants.
                                                                               4

                         United Community Holdings, Inc.

                   Notes to Consolidated Financial Statements


Note 1 - Basis of Presentation

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Halter Venture Corporation, a publicly-owned corporation. The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, this anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the 7,750,129 shares held by the then majority shareholder to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.

On February 28, 1999, effective as of January 1, 1999, the Company exchanged 1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Rosemont) was originally incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Rosemont personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. Rosemont sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. Rosemont's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Rosemont personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.

The acquisition of Rosemont by the Company was accounted for as a "reverse acquisition" with the Company being the parent company and Rosemont being a wholly-owned subsidiary. Due to common control and ownership of the two corporations, this transaction was accounted for on an "as-if-pooled" basis in accordance with Interpretation #39 of Accounting Principles Board Opinion #16. These combined entities are referred to as Company. Accordingly, the combined financial statements of the Company and Rosemont represent the historical consolidated financial statements as of the first day of the first period presented.

                         United Community Holdings, Inc.

Note 1 - Basis of Presentation - Continued

During interim periods, the Company follows the accounting policies set forth in its annual audited financial statements contained as a component of its Form 10-QSB for the quarter ended March 31, 1999 as filed with the Securities and Exchange Commission. The accompanying financial statements do not include all disclosures required by generally accepted accounting principles. Users of financial information provided for interim periods should refer to the annual audited financial statements contained as a component of its Form 10-QSB for the quarter ended March 31, 1999 when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 1999.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2 - Summary of Significant Accounting Policies

1. Cash and cash equivalents

   The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

   Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2. Accounts receivable

   In the normal course of business, the Company extends unsecured credit to its at-need customers which are regionally concentrated in and around Jackson, Mississippi. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

3. Inventory

   Inventory   consists  of  funeral   merchandise  and  cemetery  property  and
   merchandise and are stated at the lower of cost or market, using the first-in, first-out method.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

4. Property, plant and equipment

   Property and equipment are recorded at historical cost. These costs are depreciated over the estimated useful lives of the individual assets, generally four (4) to twenty-five (25) years, using the straight-line method. Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Gains and losses from disposition of property and equipment are recognized as incurred and are included in operations.

   For the six months ended June 30, 1999 and 1998, depreciation expense of approximately $79,084 and $64,227, respectively, was charged to operations.

5. Funeral operations

   Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables, when recorded, will consist principally of funeral services already performed. An allowance for doubtful accounts will be provided based on historical experience. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

   The Company sells prearranged funeral services and funeral merchandise that provide for the delivery of price guaranteed services and merchandise at prices prevailing when the agreement is signed. Revenues and related costs associated with sales of prearranged funeral contracts are deferred and later recognized when the funeral service is actually performed. Prearranged funeral services and merchandise are generally financed either through trust funds or escrow accounts, depending on State Regulatory requirements, established by the Company or through insurance. Principal amounts deposited in trust funds or escrow accounts are available to the Company as funeral services are performed and merchandise is delivered. These amounts may be refundable to the customer in those situations where state law provides for the return of those amounts under the purchaser's option to cancel the contract. Certain jurisdictions provide for non-refundable trust funds or escrow accounts where the Company receives such amounts upon cancellation by the customer.

   The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. Principal and earnings are withdrawn only as funeral services and merchandise are delivered or contracts are canceled, except in jurisdictions that permit earnings to be withdrawn currently and in unregulated jurisdictions where escrow accounts are used.

   Commissions and other related direct marketing costs relating to prearranged funeral services and prearranged funeral merchandise sales are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the service is performed. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

   Funeral services sold at the time of need are recorded as funeral revenue in the period performed.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

6. Cemetery operations

   Cemetery revenue is accounted for in accordance with the principles prescribed for accounting for sales of real estate. Those principles require, among other things, the receipt of a certain portion (generally 25%) of an installment sale price prior to recognition of any revenue or cost on a contract. The Company recognizes income currently from unconstructed mausoleum crypts sold to the extent the Company has available inventory.

   Costs related to the sales of cemetery mausoleum or lawn crypts include property and other costs related to cemetery development activities which are charged to operations using the specific identification method. Allowances for customer cancellations are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs necessary to purchase the merchandise, including provisions for inflation when required.

   Pursuant to applicable state law, all or a portion of the proceeds from each sale of cemetery merchandise may also be required to be paid into trust funds until such merchandise is purchased by the Company for the customer. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise.

   Additionally, pursuant to perpetual care contracts and laws, a portion, generally 15.0%, of the total sales price of cemetery property is deposited into perpetual care trust funds or escrow accounts. In addition, in those jurisdictions where trust or escrow arrangements are neither statutorily nor contractually required, the Company typically on a voluntary basis a portion, generally 15.0%, of the sale price into escrow accounts. The income from these funds, which have been established in most jurisdictions in which the Company operates cemeteries, is used for maintenance of these cemeteries, but principal, including in some jurisdictions, net realized capital gains, must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the financial statements, except for voluntary escrow funds established by the Company. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.

   A portion of the sales of cemetery property and merchandise is made under installment contracts bearing interest at 9.75%. Finance charges are recognized as a component of cemetery revenue under the straight-line method over the terms of the related installment receivables.

   Commissions and other related direct marketing costs relating to cemetery spaces or mausoleum crypts are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the related sales contract service is paid in full. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

7. Organization costs

   Costs related to the formation and organization of Rosemont have been capitalized and are being amortized over a five year period, using the straight-line method.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

8. Income taxes

   The Company filed a separate corporate federal income tax return through December 31, 1998. Due to the change in control occurring in 1998, the Company has no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods.

   Rosemont, with the consent if its former sole shareholder, has elected under the Internal Revenue Code to be taxed as an "Subchapter S corporation", through December 31, 1998. In lieu of corporate income taxes, the shareholder of a "Subchapter S corporation" is taxed directly on the Company's taxable income. Accordingly, no provision, benefit or liability for income taxes is included in the accompanying financial statements.

   The Company uses the asset and liability method of accounting for income taxes. At June 30, 1999 and 1998, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

   As of June 30, 1999, the deferred tax asset related to the Company's six month 1999 consolidated net operating loss carryforward is fully reserved.

9. Income (Loss) per share

   Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of June 30, 1999 and 1998, the Company had no warrants and options outstanding which could be deemed to be dilutive.


Note 3 - Trust Funds and Restricted Cash

Pursuant to State law or Company policy, certain portions of contracts related to the sales of prearranged funeral services and funeral merchandise and cemetery spaces, mausoleum crypts and related merchandise are deposited into a common trust for the period ended June 30, 1999 and in separate trusts for the period ended June 30, 1998 to provide funds for the fulfillment of the underlying contracts and/or perpetual care of the cemetery property.

The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.



                         United Community Holdings, Inc.

             Notes to Consolidated Financial Statements - Continued


Note 3 - Trust Funds and Restricted Cash - Continued

As of June 30, 1999 and 1998, the trust funds and resultant restricted cash consist of the following components:

                                                                                        1999             1998
                                                                                      ---------        --------


         Trust cash                                                                   $   (265)        $43,095
         Marketable securities, at fair market value                                    84,906               -
            Unrealized gains (losses) on marketable securities                         (34,373)              -
         Amounts due to trust funds from future contract collections                   (28,750)        (15,623)
                                                                                       -------          ------

         Restricted cash                                                              $ 21,518         $27,472
                                                                                       =======          ======

Marketable securities are considered available-for-sale. All unrealized gains or losses are excluded from earnings until such time that such gains or losses are realized upon the sale of the underlying security. For purposes of computing realized gains and losses, the specific identification method is used.

As of June 30, 1999 and 1998, the marketable securities held in the trust funds consist entirely of equity securities and are summarized as follows:

                                                                                        1999             1998
                                                                                      ---------        --------
      Aggregate fair value                                                            $  84,906        $    -
      Gross unrealized holding gains                                                  $       -        $    -
      Gross unrealized holding losses                                                 $  34,373        $    -
      Amortized cost basis                                                            $ 119,279        $    -


                                INDEX TO EXHIBITS

Exhibit
Number
------

3.1      Articles of Incorporation of UCHI


3.2      Bylaws of UCHI


27.      Financial Data Schedule

                                   SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, UCHI caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

             Dated: August 2, 1999 UNITED COMMUNITY HOLDINGS, INC.


                              by: /s/ James F. Robinson
                                  ------------------------------------------
                                      James F. Robinson, Chairman, President
                                      and Chief Executive Officer



POWER OF ATTORNEY
United Community Holdings, Inc. and each person whose signature appears below hereby designates and appoints James F. Robinson as his attorney-in-fact (the " Attorney-in-Fact") with full power to act alone, and to execute and in the name and on behalf of UCHI and each person, individually and in the capacity stated below, any amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as the Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement together with all exhibits thereto and any and all documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1934, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ James F. Robinson                                    August 2, 1999
James F. Robinson, Chairman, President
and Chief Executive Officer
(Principal Executive Officer)

/s/ Jeffrey D. Aldridge                                  August 2, 1999
Jeffrey D. Aldridge, Vice President,
Chief Operating Officer & Director

/s/ Margaret R. Lauro                                    August 2, 1999
Margaret R. Lauro,
Secretary, Treasurer and Chief Financial Officer
(Principal Accounting Officer)

/s/  William E. Lax                                      August 2, 1999
William E. Lax
Director

/s/ Gary D. Thrash                                       August 2, 1999
Gary D. Thrash
Director


                                       15